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                                                                         EX-99.C
                             CERTIFICATE OF TRUST

                                      OF

                              HEWITT SERIES TRUST

          This Certificate of Trust of HEWITT SERIES TRUST, a business trust which proposes to register under the Investment Company Act of 1940, as amended (the "Business Trust"), filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code (S)(S) 3801 et seq.), sets forth the following:
                                             -- ---

          FIRST:   The name of the Business Trust is HEWITT SERIES TRUST.

          SECOND: As required by 12 Del. Code (S)(S) 3807(b) and 3810(a)(1)(b), the name and business address of the Business Trust's Registered Agent for Service of Process and the address of the Business Trust's Registered Office are:

                                                  Address of Business Trust's
                                                  Registered Office and Business
          Resident Agent                          Address of Registered Agent
          --------------                          ------------------------------

          National Corporate Research, Ltd.       9 East Loockerman Street
                                                  Suite 214
                                                  Dover, DE 19901

          The names and business addresses of the initial trustee of the Business Trust is as follows:

          Name                                    Business Address
          ----                                    ----------------

          E. Scott Peterson                       100 Half Day Road
                                                  Lincolnshire, IL 60069

          THIRD:    The nature of the business or purpose or purposes of the
Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

          FOURTH:   Notice is given, pursuant to 12 Del. Code (S) 3804, that the governing instrument of the Trust provides for the creation of one or more series as provided in 12 Del. Code (S) 3806(b)(2), and separate and distinct records are maintained for such series and the assets associated with each such series are held and accounted for separately from the other
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assets of the Trust, or any other series thereof, and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.


          FIFTH: The trustees of the business trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

          SIXTH: This Certificate of Trust shall become effective immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being the initial trustee of HEWITT SERIES TRUST, has duly executed this Certificate of Trust as of this 6th day of July, 1998.

                                    /s/ E. Scott Peterson
                                    --------------------------------------
                                    E. Scott Peterson, as Trustee and not
                                    individually